UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 7, 2019

ProLung, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38362	20-1922768
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

757 East South Temple Suite 150
Salt Lake City, Utah	84102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:

(801) 736-0729

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 7, 2019, Leavitt Partners was appointed to the Board of Directors (the “Board”) of ProLung, Inc. (“ProLung” or the “Company”), with Mr. Rich McKeown acting as its designee, during the most recent meeting of ProLung Directors. Mr. McKeown was appointed to the class of directors whose term expires at the 2021 annual meeting of stockholders. Mr. McKeown does not own any ProLung shares or warrants. However, Mr. McKeown is Chairman of the Board of Directors of Leavitt Partners and Leavitt Partners currently holds 91,875 warrants in the company from an earlier consulting agreement that remains in effect and allows them to earn another 20,625 warrants over the next eleven months at 1,875 warrants per month. Compensation to Mr. McKeown is the standard ProLung Board package.

Mr. Rich McKeown is the co-founder and Chairman of the Leavitt Partners Board of Directors. Mr. McKeown is re-joining the ProLung Board, as the Leavitt Partners’ corporate designee, after previously serving on the ProLung Board from 2014-2017. Leavitt Partners is a health care intelligence business that understands the emerging role of value in health care. In previous roles, Mr. McKeown served as chief of staff for Mike Leavitt at the U.S. Department of Health and Human Services (HHS). At HHS, he directed and coordinated the activities of the largest department in the federal government, serving as the Secretary’s day-to-day manager for a department that employed 67,000 people and had an annual budget in excess of $840 billion. He also led the negotiations between China and the FDA regarding Drug, Device and Food issues which led to landmark agreements in 2008 and paved the way for the placement of US-FDA offices around the world. Mr. McKeown also served as senior counselor and chief of staff to Administrator Mike Leavitt at the U.S. Environmental Protection Agency (EPA). Mr. McKeown co-authored with Mike Leavitt the highly-acclaimed book titled Finding Allies, Building Alliances. Prior to his public service in Washington, D.C., Mr. McKeown served as chief of staff to Governor Mike Leavitt and as commissioner of the Utah State Tax Commission. Mr. McKeown currently resides in Salt Lake City, Utah and received his juris doctorate from the University of Utah and bachelor’s degree from Ohio University.

Leavitt Partners is a health care intelligence business. They help their clients successfully navigate the evolving role of value in health care by informing, advising, and convening industry leaders on value market analytics, alternative payment models, federal strategies, insurance market insights and alliances. Through their family of businesses, they provide investment support, data and analytics, member-based alliances and direct services to clients to support decision-making strategies in the value economy. They understand the emerging role of value in health care and the significance of this development to the future of their clients. Their insights and tools in this vital arena can help their clients make smart decisions, successfully navigating from today’s uncertainty to tomorrow’s prosperity.

Item 7.01. Regulation FD Disclosure.

On August 12, 2019, the Company issued a press release, entitled “ProLung Announces the Appointment of Leavitt Partners and Rich McKeown to its Board of Directors” related to the appointment of Mr. McKeown, a copy of which is filed as Exhibit 99.1 to this Current Report.

The information contained in this Item 7.01 and in the attached Exhibit 99 is being furnished and shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not deemed incorporated by reference by any general statements incorporating by reference this Current Report or future filings into any filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the information by reference. By filing this Current Report and furnishing this information, the Company makes no admission or statement as to the materiality of any information in this Current Report that is required to be disclosed solely by reason of Regulation FD.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Press Release, exhibit 99.1

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProLung, Inc.

Dated: August 12, 2019	By:	/s/ Jared Bauer
Jared Bauer, interim Chief Executive Officer